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                                                                    EXHIBIT 10.6



                PERFORMANCE STOCK APPRECIATION RIGHTS AGREEMENT


     AGREEMENT dated as of July 13, 1997, between Waste Management, Inc., a Delaware Corporation (the "Company"), and Ronald T. LeMay (the "Executive").

     As an inducement to, and in consideration of, the Executive's agreement to serve as the Chairman, President and Chief Executive Officer of the Company and in order to keep the Executive whole in respect of certain option rights he is forfeiting at Sprint Corporation ("Sprint"), the Company is providing the Executive with the Performance Stock Appreciation Right ("Performance SAR") on the terms hereinafter set forth and the Stock Appreciation Right on the terms set forth in Exhibit E-1 to the Employment Agreement dated as of July 13, 1997 between the Company and the Executive (the "Employment Agreement") to compensate the Executive for such forfeiture. This Agreement is entered into contemporaneously with the execution and delivery of the Employment Agreement.

     1. Grant of Units. The Company hereby grants to the Executive 500,000 Performance SAR Units ("Units") representing 500,000 shares of Sprint Common Stock.

     2. Base Value of a Unit. Each Unit shall have a base value of $47.9375 subject to adjustment as hereinafter provided (the "Base Value").

     3. Economic Entitlement of a Unit ("Spread"). During the period in which the Performance SAR is exercisable as hereinafter provided, a Unit shall entitle the Executive to an amount equal
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to the "Spread" in the Unit on the date he chooses to exercise the Performance
SAR in respect of that Unit. (He may, at any point during its period of exercisability, exercise the Performance SAR in respect of some or all of his Units but at any given date he may exercise the Performance SAR as to no fewer than 50,000 Units or, if less, the balance of the Units.) For this purpose "Spread" shall mean an amount equal to the current market price per share of Sprint Common Stock on the date the Executive exercises the Performance SAR less the Base Value of a Unit (as adjusted pursuant to Section 7 below). The "current market price" per share of Sprint Common Stock at any date shall be deemed to be the closing price on the date on which the Executive exercises the Performance SAR, or if the markets are closed on such date, the next preceding day on which the markets are open and Sprint Common Stock is traded. "Closing price" for any date shall be, if the Sprint Common Stock is then listed or admitted to trading on the New York Stock Exchange, Inc. or other national securities exchange, the last reported sale price for the Sprint Common Stock as reported in the consolidated transaction or other reporting system for securities listed or traded on the New York Stock Exchange, Inc., or if the Sprint Common Stock is not so listed or admitted on such exchange, then on the exchange which is the principal exchange on which the Sprint Common Stock is so listed or admitted, or, if the Sprint Common Stock is not so admitted for trading on any national securities exchange, the last sale price reported by the National Association of Securities Dealers Automated Quotation System
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("NASDAQ") or if no such last sale prices are reported, the average of the last reported closing bid and asked prices reported by NASDAQ.

     4.   Exercisability; Exercise.

          (a) The Performance SAR shall become exercisable on June 9, 2002, and may be exercised as hereinafter provided at any time thereafter to and including June 8, 2007, provided that the conditions for exercisability set forth below are met:

          (i) If the fair market value of Sprint's common stock more than doubles to equal or exceed $95.875 per share on any 30 trading days within a consecutive period of 45 trading days, all of which days fall after the fourth anniversary of the Grant Date and on or before the fifth anniversary of the Grant Date, this Performance SAR shall become 100% exercisable on the fifth anniversary of the Grant Date.

          (ii)   If the conditions of clause (i) are not met, but the fair
                 market value of Sprint's common stock equals or exceeds $95.875 per share on any 30 trading days within a consecutive period of 45 trading days, all of which days fall after the fourth anniversary of the Grant Date and on or before the sixth anniversary of the Grant Date, this Performance SAR shall become 100% exercisable on the last day of the 45-day period.
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          (iii)  If no such 45-day period occurs by the sixth anniversary of the
                 Grant Date, the Performance SAR shall be forfeited.

          (b) The Executive shall forfeit the Performance SAR if, prior to its becoming exercisable, his employment with the Company is terminated as follows: (i) due to death, (ii) due to Disability (as defined in Section 13(b) of the Employment Agreement), (iii) by the Company for Cause (as defined in
Section 13(c) of the Employment Agreement), or (iv) due to the Voluntary Termination by the Executive (as defined in Section 13(e) of the Employment Agreement). In the event that, prior to the Performance SAR's becoming exercisable, the Executive's employment shall terminate due to a Termination without Cause or Constructive Termination without Cause pursuant to Section 13(d) of the Employment Agreement, the Performance SAR shall immediately become exercisable and shall remain exercisable for the period for which Base Salary is continued pursuant to Section 13(d)(ii) plus 3 months. In the event that, prior to the Performance SAR's becoming exercisable, there is a Change in Control of Sprint (based on the definition of Change in Control as set forth in Section 1(e) of the Employment Agreement, but substituting "Sprint" for "the Company"), the Performance SAR shall immediately become exercisable and shall remain exercisable for the remainder of its term, subject to termination of
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employment, in which case the remaining exercisability shall be as provided in
Section 4(c) depending on the type of termination.

          (c) For the period after the Performance SAR becomes exercisable, the Performance SAR shall continue to be exercisable following a termination of the Executive's employment with the Company pursuant to the applicable paragraphs of the Employment Agreement, as follows, provided that in no event shall the Performance SAR be exercisable after June 8, 2007: (i) due to death: for 12 months following death; (ii) due to Disability (as defined in Section 13(b) of the Employment Agreement): for 60 months following termination; or (iii) due to Termination Without Cause or Constructive Termination Without Cause (as defined in Section 13(d) of the Employment Agreement) for the period for which Base Salary is continued pursuant to section 13(d)(ii) plus 3 months (or if the event triggering exercisability is a Change in Control of Sprint (based on the definition of Change in Control as set forth in Section 1(e) of the Employment Agreement, but substituting "Sprint" for "the Company"), for the period for which Base Salary is continued pursuant to Section 13(f)(i)(A) plus 3 months). In the event that, after the Performance SAR becomes exercisable, the Executive's employment shall terminate due to a Termination by the Company for Cause or a Voluntary Termination, pursuant to Section 13(c) or 13(e), respectively, the Performance SAR shall be forfeited.

          (d) The rights represented by this Performance SAR may be exercised by the Executive, in whole or in part, by the surrender of this Agreement to the Secretary of the Company
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located at 3003 Butterfield Road, Oak Brook, IL 60523, or such other office or agency of the Company as it may designate by notice in writing to the Executive at the address of the Executive appearing on the books of the Company at the time such notice was given. If the Performance SAR is exercised in part, the Company shall note on this Agreement the number of Units as to which this Agreement has been exercised and shall return this Agreement to the Executive.

     5. Deferral of Gains. Anything in this Agreement to the contrary notwithstanding, any gains on the exercise of the Performance SAR as realized by the Executive when he is a Named Executive Officer of the Company (as defined in the regulations promulgated under Internal Revenue Code Section 162(m)) shall be deferred as provided in the following sentence. The gains being deferred, as described in the preceding sentence, shall be deferred into the Company's Non-Qualified Profit Sharing and Savings Plus Plan, or a successor plan, (the "Deferral Plan") to the extent the Deferral Plan accepts such deferrals. If the Deferral Plan is not available to accept such deferrals, the Participant may make an irrevocable election to defer into (i) Share units (a unit representing a Share of Common Stock of the Company including any dividends that may be declared thereon during the period of the deferral) or (ii) deferred cash as to which interest shall be credited and compounded annually based on the prime rate as announced from time to time by Citibank N.A. Amounts deferred under clause
(i) or (ii) of the preceding sentence shall be paid out promptly following the date on which
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the Participant ceases to be a Named Executive Officer of the
Company.

     6. Adjustment of Base Value and Number of Units. If the number of outstanding shares of Sprint Common Stock shall, at any time, be increased or decreased as a result of (a) any subdivision or consolidation of shares, stock dividend, stock split, recapitalization, reclassification or similar capital adjustment or (b) any combination, exchange of shares or similar event arising from Sprint's participation in any corporate merger, consolidation or similar transaction in which Sprint is the surviving entity and is not substantially or completely liquidated, the number of Units and the kind of shares represented by the Units with respect to which the Option may thereafter be exercised and the Base Value shall be appropriately adjusted.

     7. Notices. Upon any adjustment of the number of Units pursuant to this Performance SAR or the Base Value, the Company within twenty calendar days after it learns of the event requiring such adjustment shall give written notice to the Executive setting forth the adjusted number of Units and Base Value and setting forth in reasonable detail the method of calculation and the facts upon which such adjustment was made, which certificate shall be presumptive evidence of the correctness of the matter set forth therein. Such notice shall be given to the Executive at the Executive's address on the books of the Company by first-class mail, postage prepaid or overnight courier service.

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     8.   Non-transferability. The Performance SAR shall not be transferable by the Executive other than by will or the laws of descent and distribution. During his lifetime, the Performance SAR shall be exercisable only by the Executive or his legal representative. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Performance SAR, other than as permitted herein, shall be null and void and of no effect.

     9. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns and the Executive and his estate or other legal representatives.

     10. References. In the event of the Executive's death or a judicial determination of his physical or mental incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his estate or other legal representative.

     11. Entire Agreement. This Agreement, together with the Employment Agreement, contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

     12. Amendment or Waiver. This Agreement cannot be changed, modified or amended without the consent in writing of both the Executive and the Company. No waiver by either party at any time of any breach by the other party of any condition or provision of
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this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

     13. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan attributable to the Performance SAR.

     14. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Illinois without reference to principles of conflict of laws.

     15. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                       WASTE MANAGEMENT, INC.

                                       By: /s/ Herbert A. Getz
                                          --------------------------
                                            Herbert A. Getz
                                            Senior Vice President
                                              and Secretary

                                           /s/ Ronald T. LeMay
                                          --------------------------
                                            Ronald T. LeMay